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                                                                    Exhibit 23.1

                          Independent Auditors' Consent
                          -----------------------------




The Board of Directors
PLD Telekom Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-88187) on Form S-8, in the registration statement (No. 333-02301) on Form S-8, in the registration statement (No. 333-07387) on Form S-8, in the registration statement (No. 333-13763) on Form S-8, and in the registration statement (No. 333-88191) on Form S-3 of Metromedia International Group, Inc. of our report dated March 30, 1999, with respect to the consolidated balance sheets of PLD Telekom Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report appears in the Form 8-K of Metromedia International Group, Inc. dated October 13, 1999.

Our report dated March 30, 1999 contains an explanatory paragraph that states PLD Telekom Inc. has suffered recurring losses, has a working capital deficiency, and does not presently have sufficient funds on hand to meet its current debt obligations. These factors raise substantial doubt about PLD Telekom Inc.'s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                            KPMG LLP

New York, New York
October 7, 1999